Exhibit 99.1

Navidea Biopharmaceuticals Strengthens Board of Directors with the Appointment of Malcolm Witter

DUBLIN, Ohio--(BUSINESS WIRE) -- Navidea Biopharmaceuticals, Inc. (NYSE American: NAVB) (“Navidea” or the “Company”), a company focused on the development of precision immunodiagnostic agents and immunotherapeutics, today announced the appointment Malcolm G. Witter to its Board of Directors.

Mr. Witter brings decades of financial and corporate governance experience to the board. He currently serves as a corporate development leader for USI Insurance Services (“USI”) and is responsible for acquiring independent insurance agencies. Prior to USI, Mr. Witter held roles at multiple financial institutions including Bear Stearns, EF Hutton, and Dean Witter. Mr. Witter received his MBA from the Stanford Graduate School of Business and he also serves as the President of the Dean Witter Foundation.

Jed Latkin, Navidea’s CEO said, "We are fortunate to have Malcolm Witter join Navidea’s Board of Directors. Malcolm's expertise in M&A, corporate finance, and corporate governance better equip the Company as it moves into the new year. We look forward to Malcolm’s input and engagement in guiding Navidea toward future development and success.”

About Navidea

Navidea Biopharmaceuticals, Inc. (NYSE American: NAVB) is a biopharmaceutical company focused on the development of precision immunodiagnostic agents and immunotherapeutics. Navidea is developing multiple precision-targeted products based on its Manocept™ platform to enhance patient care by identifying the sites and pathways of disease and enable better diagnostic accuracy, clinical decision-making, and targeted treatment. Navidea’s Manocept platform is predicated on the ability to specifically target the CD206 mannose receptor expressed on activated macrophages. The Manocept platform serves as the molecular backbone of Tc99m tilmanocept, the first product developed and commercialized by Navidea based on the platform. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel products and advancing the Company’s pipeline through global partnering and commercialization efforts. For more information, please visit www.navidea.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be incorrect. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Contacts

Navidea Biopharmaceuticals, Inc.

Jed Latkin, CEO

614-973-7490

jlatkin@navidea.com

Joel Kaufman
Chief Business Officer
614-822-2372
jkaufman@navidea.com